UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 20, 2016

USA Compression Partners, LP

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-35779 (Commission File Number)	75-2771546 (I.R.S. Employer Identification No.)

100 Congress Avenue Suite 450 Austin, TX (Address of Principal Executive Offices)	78701 (Zip Code)

Registrant’s telephone number, including area code:   (512) 473-2662

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2016, Michael D. Lenox, Vice President—Finance and Chief Accounting Officer of USA Compression GP, LLC, the general partner (the “General Partner”) of USA Compression Partners, LP (the “Partnership”), notified the General Partner that he intends to resign, effective October 11, 2016, from each of his offices and roles with the General Partner (including that of principal accounting officer) and the subsidiaries of the Partnership to pursue another business opportunity.

On September 23, 2016, the Board of Directors of the General Partner designated Matthew C. Liuzzi, age 41, currently the General Partner’s Vice President, Chief Financial Officer and Treasurer, to also serve as the principal accounting officer upon Mr. Lenox’s resignation.

Mr. Liuzzi has served as the General Partner’s Vice President, Chief Financial Officer and Treasurer since January 2015. Prior to such time, Mr. Liuzzi served as the General Partner’s Senior Vice President — Strategic Development since April 2013. Mr. Liuzzi joined the General Partner after nine years in investment banking, most recently at Barclays in the Global Natural Resources Group.  At Barclays, Mr. Liuzzi worked primarily with midstream clients on a variety of investment banking assignments, including initial public offerings, public and private debt and equity offerings, as well as strategic advisory assignments. Mr. Liuzzi also serves on the Board of the Master Limited Partnership Association (formerly the National Association of Publicly Traded Partnerships).  He holds a B.A. and an M.B.A., both from the University of Virginia.

Other than with respect to his employment with the General Partner, Mr. Liuzzi does not have any material relationship with any director or executive officer of the General Partner, the General Partner or its affiliates and has no family relationships with any directors or executive officers of the General Partner.  In connection with this designation, there are no changes to Mr. Liuzzi’s compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA COMPRESSION PARTNERS, LP

	By:	USA Compression GP, LLC,
its General Partner

		By:	/S/ J. GREGORY HOLLOWAY
J. Gregory Holloway
Vice President, General Counsel and Secretary

Dated September 26, 2016